Smart-tek Solutions, Inc. to Present RTAC-PM Bird Flu Containment System in Philadelphia

CORTE MADERA, Calif., April 4, 2006 - Smart-tek Solutions, Inc. (OTCBB: STTK) and its subsidiary, Smart-tek Communications, Inc. announced today it will be presenting its bird flu containment solution to the 12 members of the board of the ID Subcommittee of the Live Bird Marketing Working Group of the Northeastern United States (LBMWG) on April 24, 2006 in Philadelphia, Pennsylvania.  The Live Bird Marketing Association is comprised of approximately 100 members, mainly from the agriculture industry.

“We have had discussions with the chairman of the subcommittee and have determined that it would be extremely beneficial to introduce our RTAC-PM poultry monitoring and surveillance system to the subcommittee board members” said Perry Law, president of Smart-tek Communications, Inc.  “We believe that our presentation is a great opportunity for us to showcase our system and introduce our product to a network of people, some of whom have done previous work sponsored by the United States Department of Agriculture (USDA).”

“We are very excited to have this opportunity to introduce our bird flu containment solution in the United States for the first time.  Concurrent with this demonstration, we are actively seeking licensee candidates who can further promote and market our product to the appropriate government officials in the United States” said Law.

“We have designed our system to be scaleable and customizable according to specific customer needs” said Law.  “Based on our conversations with the committee, we believe our system would be a good solution for their needs.  Consequently, we have prepared a demonstration and we will be presenting it to the committee on April 24, 2006 in Philadelphia.  Our objective for this presentation is to not only secure business with the committee but to also further develop our network in the United States to further showcase our bird flu containment system”.

The system, “RTAC-PM,” was designed for the livestock industry and is targeted specifically for the poultry industry with user defined alerts that may assist governmental agencies to monitor poultry movement. The RTAC-PM system incorporates leading edge technology and is customized around customers’ requirements with the flexibility to adapt to various types of OEM products.

“We believe the potential for application of the RTAC-PM system is tremendous in the United States and it represents a great opportunity for Smart-tek to continue its quest to increase shareholder value,” said Law.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector and poultry monitoring with its RTAC-PM bird flu containment system, providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communication (“SCI”) is a market leader in providing surveillance technology solutions for the monitoring and containment of the H5N1 virus with the recent introduction of its RTAC-PM system.  This scaleable system has been designed to help countries contain the deadly avian flu virus currently threatening the world.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

More information on Smart-tek Solutions’ RTAC-PM bird flu containment system can be found at www.smart-teksolutions.com/rfid.html.

More information on Smart-tek Solutions can be found at www.smart-teksolutions.com.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711